Exhibit 99.1

PRESS RELEASE

INX Inc. Receives Favorable Listing Decision from NASDAQ

HOUSTON--(BUSINESS WIRE)--INX Inc. (the “Company”) today announced receipt of a positive determination from the NASDAQ Listing Qualifications Panel (the “Panel”), advising the Company that the Panel had determined to grant the Company’s request for continued listing on The NASDAQ Stock Market, subject to the Company filing its periodic reports, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2010, with the Securities and Exchange Commission by April 11, 2011. This date represents the maximum length of time that the Panel may grant under NASDAQ’s Listing Rules.

As previously announced, the Company identified historical accounting errors that require a restatement of its financial statements reported on Form 10-K/A for the year ended December 31, 2008, the financial statements reported on Form 10-Q/A for the quarterly period ended March 31, 2009, and the financial statements reported on Form 10-Q for the quarterly periods ended June 30, 2009 and September 30, 2009. Due to the review and analysis of these errors, the Company was unable to timely file its annual report for the fiscal year ended December 31, 2009, and the subsequent reports for the quarterly periods ended March 31, June 30, and September 30, 2010. The Company continues to work towards the completion of all of its periodic reports and intends to make all necessary filings as soon as possible. However, however there can be no assurance that the Company will timely satisfy the terms of the Panel’s decision in this matter.

ABOUT INX INC.:

INX Inc. (NASDAQ:INXI - News) is a leading U.S. provider of IP communications and data center solutions for enterprise organizations. INX offers a suite of advanced technology solutions focused around the entire lifecycle of enterprise IP network communications and data center infrastructure. Services are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and data center solutions such as storage and server virtualization. Customers include enterprise organizations such as corporations, as well as federal, state and local governmental agencies. Additional information about INX can be found on the Web at www.INXI.com.

SAFE HARBOR STATEMENT:

The statements contained in this document that are not statements of historical fact, including, but not limited to, statements identified by the use of terms such as "anticipate," "appear," "believe," "could," "estimate," "expect," "hope," "indicate," "intend," "likely," "may," "might," "plan," "potential," "project," "seek," "should," "will," "would," and other variations or negative expressions of these terms, including statements related to expected benefits from the announced contract award are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Additional information about risk factors are contained in the Company's most recent filings with the SEC on Forms 10-K and 10-Q. The actual results of the future events described in the forward-looking statements in this document could differ materially from those stated in the forward-looking statements due to numerous factors. Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

CONTACT:

Mark Hilz
CEO, INX Inc.
(713) 795-2000
Mark.Hilz@INXI.com

Brett Maas
Hayden IR
(646) 536-7331
Brett@haydenir.com